EXHIBIT 99.1

              Equinix Reports Third Quarter 2004 Results

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Oct. 26, 2004--

    -- Increased revenues by 37% over same quarter 2003 and 8% over previous quarter

    -- Increased EBITDA to $10.1 million, up from $1.4 million over same quarter 2003

    --  Added 87 new customers and strong bookings from installed base

    --  Raises 2004 revenue and EBITDA guidance

    --  Provides 2005 revenue guidance of $200-$210 million

    Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported its quarterly results for the period ended September 30, 2004.
    Revenues were $42.4 million for the third quarter ended September 30, 2004 representing a 37% increase over the same quarter last year and an 8% increase over second quarter. Recurring revenues, consisting of colocation, interconnection and managed services, were $40.1 million, a 41% increase over the same quarter last year and a 7% increase over second quarter. Non-recurring revenues, consisting primarily of professional services and installation fees, were $2.4 million for the quarter ended September 30, 2004, as compared to $2.6 million in the same quarter last year and $2.2 million the previous quarter.
    Cost of revenues were $34.3 million for the third quarter, a 3% increase over the same quarter last year and in line with the previous quarter. Cost of revenues, excluding non-cash depreciation, amortization, accretion and stock-based compensation of $13.6 million, were $20.7 million for the third quarter, a 5% increase over same quarter last year and in line with the previous quarter. Cash gross margins, defined as gross profit less non-cash depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 51%, up from 36% the same quarter last year and 48% the previous quarter.
    Selling, general and administrative expenses were $12.7 million for the third quarter, a 7% increase over the same quarter last year and a 2% increase over the previous quarter. This included an approximate $500,000 charge for costs related to liquidation of legacy subsidiaries in Europe. Selling, general and administrative expenses, excluding non-cash depreciation, amortization and stock-based compensation of $1.0 million, were $11.7 million for the third quarter, a 19% increase over same quarter last year and 4% increase over the previous quarter.
    Net loss for the third quarter was $6.6 million, or a basic and diluted net loss per share of $0.36. The Company's cash net income, defined as net income (loss) less non-cash depreciation, amortization, accretion, stock-based compensation expense and non-cash interest expense, for the quarter was $9.7 million, a 35% improvement over the previous quarter.
    EBITDA, defined as loss from operations less non-cash depreciation, amortization, accretion and stock-based compensation expense, for the third quarter was $10.1 million, up 34% over the previous quarter and up from $1.4 million the same quarter 2003. This reflects an 84% flow-through rate on incremental revenues in the quarter.
    Capital expenditures in the quarter were $7.6 million, in which $2.5 million was attributed to ongoing capital expenditures, $3.6 million was attributed to expansion capital expenditures and the remaining $1.5 million was related to directly billable capital expenditures to expand an existing U.S. government project.
    The company generated cash from operating activities of $10.9 million, a $2.0 million or 23% increase over the previous quarter. Cash used in investing activities remained relatively flat at $5.5 million. As a result, the company generated $5.4 million in free cash flow, a $2.1 million increase over the previous quarter. Free cash flow is defined as net cash generated from operating activities less net cash used in investing activities (excluding the purchase, sale and maturities of short-term and long-term investments).
    As of September 30, 2004, the company's cash, cash equivalents and investments were $98.8 million, an increase of $6.4 million over the previous quarter.
    Equinix achieved record bookings in the quarter adding 87 new customers including Bank of Nova Scotia, First Commercial Bank Limited, Force 10, Korea Telecom, NTT Communications Corporation, and Tower Insurance Company of New York. The company received additional orders in the quarter from more than 47% of its existing U.S. customers. The number of cabinets billing at the end of the quarter was approximately 10,750, up from approximately 10,100 the previous quarter. Churn was less than 1% for the quarter on a cabinet basis, or about 3% on a monthly recurring revenue basis. The company ended the quarter with 896 customers and a weighted average utilization rate of 43% in its existing IBX centers, including the expansion property in Ashburn, Virginia. Average monthly recurring revenue per cabinet on a weighted average basis increased to $1,270 from $1,254 the previous quarter.
    "Third quarter was another great one for Equinix, contributing to what is shaping up to be a very solid 2004," said Peter Van Camp, CEO of Equinix. "With this strong momentum, we see ourselves on a path for market leadership in 2005."

    Other Company Developments

    -- U.S. interconnection service revenues increased by 10% over second quarter and remained steady at 22% of U.S. recurring revenues for the quarter. Interconnection services represent 20% of total recurring revenues. Customer cross-connects grew to 8,465, a 39% increase over the same quarter last year and a 7% increase over the previous quarter. Ports on the Equinix GigE Exchange were reported at 313, a 31% increase over the same quarter last year and a 7% increase over the second quarter.

    -- Of new customer booked revenue in the quarter, over 60% was derived from new customers outsourcing applications for the first time.

    Business Outlook

    Full year revenues for 2004 are expected to be in the range of $162.5 to $163.5 million, increasing from our previous guidance of $160.0 to $163.0 million. Total year cash gross margins will be approximately 49%. Cash selling, general and administrative expenses are expected to be in the range of $44.5 to $45.5 million, increasing from previous guidance of $43.5 to $44.5 million. EBITDA for the year is expected to be between $34.5 and $35.5 million, increasing from our previous guidance of $32.0 to $35.0 million. Capital expenditures for 2004 are expected to be approximately $22.0 to $23.0 million. Free cash flow is expected to be greater than $12.0 million, increasing from our previous guidance of greater than $10.0 million.
    For 2005, total revenues are expected to be in the range of $200.0 to $210.0 million. Cash gross margins are expected to be in the range of 52% to 54%. Cash selling, general and administrative expenses are expected to be in the range of $48.0 to $50.0 million. EBITDA for the year is expected to be between $56.0 and $61.0 million, including the full year impact of approximately $6.0 million of additional cost of revenues, primarily rent and IBX personnel, associated with the new Ashburn expansion. Capital expenditures for 2005 are expected to be in a range of $18.0 to $22.0 million, comprised of $13.0 to $15.0 million of ongoing capital expenditures and $5.0 to $7.0 million of expansion capital expenditures for the remaining build out of the Ashburn expansion. Free cash flow is expected to be greater than $36.0 million. Equinix is expected to become net income positive by the fourth quarter of 2005, excluding the impact of mandatory expensing of stock options. This timeline would be accelerated upon the conversion of the STT convertible secured notes in 2005, provided the stock trades at $32.12 for 30 consecutive trading days.
    The company will discuss its results and guidance on its quarterly conference call on Tuesday, October 26, 2004, at 8:30 a.m. ET (5:30 a.m. PT). To hear the conference call, please dial 1-484-630-5144 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading. A replay of the call will be available beginning on Tuesday, October 26, 2004 at 10:30 a.m. (ET) by dialing 1-203-369-0810.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's 14 Internet Business Exchange(TM) (IBX(R)) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.
    Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in the recently-acquired Santa Clara and Washington, D.C. centers; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Non-GAAP Financial Measures

    Equinix continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), cash interest expense, cash net income (loss) and free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash items that it believes are not good indicators of the company's current or future operating performance. These non-cash items are depreciation, amortization, accretion, stock-based compensation, non-cash interest, and, with respect to 2004 results, the non-cash portion of loss on debt extinguishment and conversion (there were no such losses in 2003). Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash items in order for Equinix's lenders, investors, and industry analysts who review and report on the company, to better evaluate the company's core operating performance and cash spending levels relative to its industry sector and competitor base.
    Equinix excludes depreciation expense as these non-cash charges primarily relate to the initial construction costs of our IBX Centers and do not reflect our current or future cash spending levels to support our business. Our IBX Centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX Centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX Centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX Centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
    In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a non-cash cost that may not recur and is not a good indicator of the company's current or future operating performance. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock options that have no current or future cash obligations. As such, we, and our investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes interest expense associated with the amortization of debt issuance costs and discounts, as well as the interest expense associated with its convertible secured notes as such interest expenses do not require any cash in the periods presented nor will they in future periods. Lastly, with respect to its 2004 results, Equinix excludes the non-cash portion of the loss on debt extinguishment and conversion, which represents the write-off of the unamortized debt issuance costs and discounts associated with the debt facilities extinguished or converted as no cash was expended in the periods presented for such write-offs nor will there be in the future. Management believes such write-offs of debt issuance costs and discounts were unique costs that are not expected to recur, and consequently, does not consider these charges as a normal component of expenses related to current and ongoing operations.
    Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports and provide a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
    Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
    Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three months ended September 30, 2004 and 2003, presented within this press release.


                            EQUINIX, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- GAAP PRESENTATION
               (in thousands, except per share detail)


                         Three Months Ended       Nine Months Ended
                        Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                           2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                                         (unaudited)

Recurring revenues        $40,057     $28,359    $111,811     $78,461
Non-recurring revenues      2,382       2,560       6,871       6,327
                       ----------- ----------- ----------- -----------
  Revenues                 42,439      30,919     118,682      84,788

Cost of revenues           34,310      33,314     102,245      95,567
                       ----------- ----------- ----------- -----------
    Gross profit (loss)     8,129      (2,395)     16,437     (10,779)
                       ----------- ----------- ----------- -----------

Operating expenses:
  Sales and marketing       4,433       4,823      13,498      14,210
  General and
   administrative           8,294       7,068      24,544      26,350
                       ----------- ----------- ----------- -----------
    Total operating
     expenses              12,727      11,891      38,042      40,560
                       ----------- ----------- ----------- -----------

Loss from operations       (4,598)    (14,286)    (21,605)    (51,339)
                       ----------- ----------- ----------- -----------

Interest and other
 income (expense):
  Interest income             335          46         819         182
  Interest expense and
   other                   (2,352)     (5,478)     (8,765)    (15,317)
  Loss on debt
   extinguishment and
   conversion                   -           -     (16,211)          -
                       ----------- ----------- ----------- -----------
    Total interest and
     other, net            (2,017)     (5,432)    (24,157)    (15,135)
                       ----------- ----------- ----------- -----------

Net loss before income
 taxes                     (6,615)    (19,718)    (45,762)    (66,474)

  Income taxes                  -           -        (200)          -

                       ----------- ----------- ----------- -----------
Net loss                  $(6,615)   $(19,718)   $(45,962)   $(66,474)
                       =========== =========== =========== ===========

Basic and diluted net
 loss per share            $(0.36)     $(2.12)     $(2.65)     $(7.52)
                       =========== =========== =========== ===========

Shares used in
 computing basic and
 diluted net loss per
 share                     18,386       9,293      17,370       8,837
                       =========== =========== =========== ===========

Pro forma basic and
 diluted net loss per
 share (1)                 $(0.36)     $(2.12)     $(1.71)     $(7.52)
                       =========== =========== =========== ===========

Shares used in
 computing pro forma
 basic and diluted net
 loss per share            18,386       9,293      17,370       8,837
                       =========== =========== =========== ===========

-----------------------

(1) Pro forma basic and diluted net loss per share excludes the $16,211,000 loss on debt extinguishment and conversion during the nine months ended September 30, 2004.


                             EQUINIX, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS --
                         NON-GAAP PRESENTATION
                            (in thousands)


                               Three Months Ended   Nine Months Ended
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------
                                             (unaudited)

Recurring revenues              $40,057   $28,359  $111,811   $78,461
Non-recurring revenues            2,382     2,560     6,871     6,327
                               --------- --------- --------- ---------
  Revenues (1)                   42,439    30,919   118,682    84,788

Cash cost of revenues (2)        20,659    19,690    61,510    54,175
                               --------- --------- --------- ---------
      Cash gross profit (3)      21,780    11,229    57,172    30,613
                               --------- --------- --------- ---------

Cash operating expenses (4):
  Cash sales and marketing
   expenses(5)                    3,958     4,244    12,029    12,405
  Cash general and
   administrative expenses (6)    7,756     5,605    21,892    19,613
                               --------- --------- --------- ---------
      Total cash operating
       expenses                  11,714     9,849    33,921    32,018
                               --------- --------- --------- ---------

EBITDA (7) (8)                   10,066     1,380    23,251    (1,405)
                               --------- --------- --------- ---------

Cash interest and other income
 (expense) (9):
  Interest income                   335        46       819       182
  Cash interest expense and
   other (10)                      (657)   (2,570)   (2,719)   (8,072)
  Cash loss on debt
   extinguishment and
   conversion (11)                    -         -    (2,505)        -
  Income taxes                        -         -      (200)        -
                               --------- --------- --------- ---------
    Total cash interest and
     other, net                    (322)   (2,524)   (4,605)   (7,890)
                               --------- --------- --------- ---------

Cash net income (loss) (12)      $9,744   $(1,144)  $18,646   $(9,295)
                               ========= ========= ========= =========

Cash gross margins (13)              51%       36%       48%       36%
                               ========= ========= ========= =========

-------------------------------

(1) The geographic split of our revenues is presented below:

  U.S. revenues                 $36,779   $25,764  $102,893   $71,525
  Asia-Pacific revenues           5,660     5,155    15,789    13,263
                               --------- --------- --------- ---------
    Revenues                    $42,439   $30,919  $118,682   $84,788
                               ========= ========= ========= =========

(2) We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

  Cost of revenues              $34,310   $33,314  $102,245   $95,567
  Depreciation, amortization
   and accretion expense        (13,638)  (13,640)  (40,700)  (41,343)
  Stock-based compensation
   expense                          (13)       16       (35)      (49)
                               --------- --------- --------- ---------
    Cash cost of revenues       $20,659   $19,690   $61,510   $54,175
                               ========= ========= ========= =========

(3) We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4) We define cash operating expenses as operating expenses less depreciation, amortization and stock-based compensation. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5) We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

  Sales and marketing expenses   $4,433    $4,823   $13,498   $14,210
  Depreciation and amortization
   expense                         (469)     (518)   (1,418)   (1,562)
  Stock-based compensation
   expense                           (6)      (61)      (51)     (243)
                               --------- --------- --------- ---------
    Cash sales and marketing
     expenses                    $3,958    $4,244   $12,029   $12,405
                               ========= ========= ========= =========

(6) We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

  General and administrative
   expenses                      $8,294    $7,068   $24,544   $26,350
  Depreciation and amortization
   expense                         (398)   (1,016)   (1,719)   (4,869)
  Stock-based compensation
   expense                         (140)     (447)     (933)   (1,868)
                               --------- --------- --------- ---------
    Cash general and
     administrative expenses     $7,756    $5,605   $21,892   $19,613
                               ========= ========= ========= =========

(7) We define EBITDA as loss from operations less depreciation, amortization, accretion and stock-based compensation expense as presented below:

  Loss from operations          $(4,598) $(14,286) $(21,605) $(51,339)
  Depreciation, amortization
   and accretion expense         14,505    15,174    43,837    47,774
  Stock-based compensation
   expense                          159       492     1,019     2,160
                               --------- --------- --------- ---------
    EBITDA                      $10,066    $1,380   $23,251   $(1,405)
                               ========= ========= ========= =========

(8) The geographic split of our EBITDA is presented below:

  U.S. loss from operations (A) $(3,028) $(10,761) $(15,230) $(38,988)
  U.S. depreciation,
   amortization and accretion
   expense                       12,963    13,431    39,333    42,285
  U.S. stock-based compensation
   expense                          159       492     1,019     2,160
                               --------- --------- --------- ---------
    U.S. EBITDA                  10,094     3,162    25,122     5,457
                               --------- --------- --------- ---------

  Asia-Pacific loss from
   operations                    (1,570)   (3,525)   (6,375)  (12,351)
  Asia-Pacific depreciation,
   amortization and accretion
   expense                        1,542     1,743     4,504     5,489
  Asia-Pacific stock-based
   compensation expense               -         -         -         -
                               --------- --------- --------- ---------
    Asia-Pacific EBITDA             (28)   (1,782)   (1,871)   (6,862)
                               --------- --------- --------- ---------

      EBITDA                    $10,066    $1,380   $23,251   $(1,405)
                               ========= ========= ========= =========

    (A) U.S. loss from operations for the three and nine months ended September 30, 2004, included a $512,000 charge for costs related to the liquidation of legacy subsidiaries in Europe.

(9) We define cash interest and other income (expense) as interest expense plus income taxes less interest income, non-cash interest expense and non-cash loss on debt extinguishment and conversion. Non-cash interest expense is comprised of amortization of debt discounts and debt issuance costs and non-cash interest on our convertible secured notes. Non-cash loss on debt extinguishment and conversion is comprised of the non-cash write-off of debt issuance costs and discounts.

(10)Cash interest expense and other is defined as interest expense less amortization of debt discounts and debt issuance costs and non- cash interest on our convertible secured notes as presented below:

  Interest expense and other    $(2,352)  $(5,478)  $(8,765) $(15,317)
  Amortization of debt
   discounts and debt issuance
   costs                            437     1,722     2,251     3,921
  Non-cash interest on
   convertible secured notes      1,258     1,186     3,795     3,324
                               --------- --------- --------- ---------
    Non-cash interest expense     1,695     2,908     6,046     7,245

                               --------- --------- --------- ---------
    Cash interest expense and
     other                        $(657)  $(2,570)  $(2,719)  $(8,072)
                               ========= ========= ========= =========

(11)Loss on debt
    extinguishment and
    conversion                       $-        $-  $(16,211)       $-

  Non-cash write-off of debt
   issuance costs and discounts       -         -    13,706         -
                               --------- --------- --------- ---------
    Non-cash loss on debt
     extinguishment and
     conversion                       -         -    13,706         -

                               --------- --------- --------- ---------
    Cash loss on debt
     extinguishment and
     conversion                      $-        $-   $(2,505)       $-
                               ========= ========= ========= =========

(12)We define cash net income (loss) as net income (loss) less depreciation, amortization, accretion, stock-based compensation expense, non-cash interest expense and non-cash loss on debt extinguishment and conversion as presented below:

  Net income (loss)             $(6,615) $(19,718) $(45,962) $(66,474)
  Depreciation, amortization
   and accretion expense         14,505    15,174    43,837    47,774
  Stock-based compensation
   expense                          159       492     1,019     2,160
  Non-cash interest expense
   (defined above)                1,695     2,908     6,046     7,245
  Non-cash loss on debt
   extinguishment and
   conversion (defined above)         -         -    13,706         -
                               --------- --------- --------- ---------
    Cash net income (loss)       $9,744   $(1,144)  $18,646   $(9,295)
                               ========= ========= ========= =========

(13)We define cash gross margins as cash gross profit divided by revenues.


                            EQUINIX, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                  Assets                   September 30, December 31,
                                                2004          2003
                                           ------------- -------------
                                                   (unaudited)

Cash, cash equivalents and investments          $98,813       $72,971
Accounts receivable, net                         12,875        10,178
Property and equipment, net                     318,234       343,554
Goodwill and other intangible assets, net        22,050        23,509
Debt issuance costs, net                          3,197         5,954
Other assets                                     12,373         8,366
                                           ------------- -------------
  Total assets                                 $467,542      $464,532
                                           ============= =============

   Liabilities and Stockholders' Equity

Accounts payable and accrued expenses           $18,568       $16,426
Accruedproperty and equipment                    3,005         2,454
Accrued interest payable                          2,367         1,114
Debt facilities and capital lease
 obligations                                          -         3,412
Credit facility                                       -        34,281
Senior notes                                          -        29,220
Convertible secured notes                        33,064        31,683
Convertible subordinated debentures              86,250             -
Deferred rent                                    24,457        20,283
Other liabilities                                 8,634         5,582
                                           ------------- -------------
  Total liabilities                             176,345       144,455
                                           ------------- -------------

Preferred stock                                       2             2
Common stock                                         18            15
Additional paid-in capital                      772,115       755,698
Deferred stock-based compensation                  (355)       (1,032)
Accumulated other comprehensive income            1,183         1,198
Accumulated deficit                            (481,766)     (435,804)
                                           ------------- -------------
  Total stockholders' equity                    291,197       320,077
                                           ------------- -------------
  Total liabilities and stockholders'
   equity                                      $467,542      $464,532
                                           ============= =============


                            EQUINIX, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
                            (in thousands)


                                                    Nine Months Ended
                                                   Sept. 30, Sept. 30,
                                                     2004      2003
                                                   --------- ---------
                                                       (unaudited)
Cash flows from operating activities:
   Net loss                                        $(45,962) $(66,474)
   Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation, amortization and accretion       43,837    47,774
      Amortization of stock-based compensation        1,019     2,160
      Non-cash interest expense                       6,046     7,245
      Loss on debt extinguishment and conversion     16,211         -
      Other reconciling items                         3,959     2,492
      Changes in operating assets and liabilities:
         Accounts receivable                         (2,591)     (194)
         Accounts payable and accrued expenses        2,903    (1,263)
         Accrued restructuring charges                 (761)  (10,617)
         Accrued merger and financing costs               -    (4,478)
         Accrued interest payable                       (60)     (990)
         Other assets and liabilities                 1,685     4,001
                                                   --------- ---------
            Net cash provided by (used in)
             operating activities                    26,286   (20,344)
                                                   --------- ---------
Cash flows from investing activities:
   Purchases of property and equipment              (16,783)   (2,889)
   Accrued property and equipment                       551         -
   Other investing activities                             -     2,206
                                                   --------- ---------
            Net cash provided by (used in)
             investing activities                   (16,232)     (683)
                                                   --------- ---------
Cash flows from financing activities:
   Proceeds from warrants, stock options and
    employee stock purchase plan                      3,631     1,521
   Proceeds from convertible secured notes                -    10,000
   Proceeds from convertible subordinated
    debentures                                       86,250         -
   Repayment of debt facilities and capital lease
    obligations                                      (3,527)   (5,102)
   Repayment of credit facility                     (34,281)     (990)
   Repayment of senior notes                        (30,475)        -
   Other financing activities                        (5,747)     (458)
                                                   --------- ---------
            Net cash provided by financing
             activities                              15,851     4,971
                                                   --------- ---------
Effect of foreign currency exchange rates on cash
 and cash equivalents                                   (63)       63
                                                   --------- ---------
Net increase (decrease) in cash, cash equivalents
 and investments                                     25,842   (15,993)
Cash, cash equivalents and investments at beginning
 of period                                           72,971    41,216
                                                   --------- ---------
Cash, cash equivalents and investments at end of
 period                                             $98,813   $25,223
                                                   ========= =========


Free cash flow (2)                                  $10,054  $(21,027)
                                                   ========= =========

---------------------------------------------------

(1) The cash flow statements presented herein combine our short-term and long-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances. In our quarterly filings with the SEC on Forms 10-Q and 10-K, the purchase, sale and maturities of our short-term and long-term investments will be presented as activities within the investing activities portion of the cash flow statements.

(2) We define free cash flow as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities (excluding the purchase, sale and maturities of short-term and long-term investments) as presented below:

    Net cash provided by (used in) operating
     activities as presented above                  $26,286  $(20,344)
    Net cash provided by (used in) investing
     activities as presented above                  (16,232)     (683)
                                                   --------- ---------
      Free cash flow positive (negative)            $10,054  $(21,027)
                                                   ========= =========

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (investor relations) jstarr@equinix.com
               or
             K/F Communications, Inc.
             Dave Fonkalsrud, 415-255-6506 (media)
             dave@kfcomm.com